EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Mentor Graphics Corporation:

We consent to the use of our reports, dated March 18, 2008, with respect to the consolidated balance sheets of Mentor Graphics Corporation as of January 31, 2008 and December 31, 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended January 31, 2008, the month ended January 31, 2007 and the years ended December 31, 2006 and December 31, 2005, and the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of January 31, 2008 incorporated herein by reference.

/s/ KPMG LLP

Portland, Oregon

December 12, 2008